Synergen Law Group

A Professional Law Corporation

April 5, 2013

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re: Global System Designs, Inc.
Registration Statement on Form S-1

Dear Sir or Madam:

Synergen Law Group, APC has acted as special counsel for Global System Designs, Inc., a Nevada corporation (the "Company"), for the limited purpose of rendering this opinion in connection with the registration of 4,725,000 shares of the Company's common stock by and through the Company's registration statement on Form S-1 (the "Registration Statement") filed by the Company concurrently herewith.

The Registration Statement relates to a total offering of 4,725,000 shares of the Company's common stock. Of those shares being registered, 725,000 are being registered for sale by existing shareholders, and 4,000,000 are being registered for sale by the Company.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable. We are of further opinion that the shares of common stock to be sold by the Company are duly authorized and, once sold pursuant to the Registration Statement, will be legally issued as fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the U.S. State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and

819 Anchorage Place, Suite 28
Chula Vista, CA 91914

Tel. 619.475.7882
Fax. 866.352.4342

regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Regards,
SYNERGEN LAW GROUP

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com